Exhibit 10.6

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of May 3, 2012, between Violin Memory, Inc., a Delaware corporation (the “Company”), and Dr. Donald G. Basile (the “Executive”).

The Company wishes to secure the services of the Executive, on and subject to the terms and conditions set forth in this Agreement, and the Executive is willing to provide such services on and subject to the terms and conditions set forth in this Agreement.

The parties therefore agree as follows:

1.	Term of Services. The Executive’s “term of employment,” as this phrase is used throughout this Agreement, shall be for the period beginning on the date hereof and ending the third anniversary thereof, subject, however, to earlier termination as expressly provided herein; provided that this Agreement shall automatically be renewed on the same terms and conditions for successive one year terms (the term of employment and, if the period of employment is so renewed, such additional periods of employment are collectively referred to herein as the “term of employment” ) unless terminated by written notice given by either party to the other at least 90 days prior to the end of the applicable term of employment.

2.	Employment. The Company shall, during the term of employment, employ the Executive, and the Executive shall serve, as President and Chief Executive Officer of the Company. During the term of employment, the Executive shall have the functions, duties, powers and responsibilities as the Company may from time to time delegate to the Executive. The Executive agrees, subject to his election as such and without additional compensation, to serve as a director and as a member of any committee of the Board of Directors of the Company to which he may be elected from time to time. During the term of employment, the Executive shall devote his full time and best efforts during normal business hours to the business and affairs of the Company (except during vacations or while ill). Executive represents and warrants that (a) he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement; (b) he will not use or disclose, in connection with the services rendered hereunder, any trade secrets or other proprietary information or intellectual property of any third party; and (c) the performance of his obligations under this Agreement will not infringe or violate the rights of any third party.

3.	Place of Employment. The Executive’s principal place of employment shall be northern California, subject to such reasonable travel as the rendering of the services hereunder may require.

4.	Compensation; Other Agreements.

4.1.	Base Salary. The Company shall pay or cause to be paid to the Executive, during the term of employment, a base salary at the rate of not less than $400,000 per annum (the “Base Salary”) on the Company’s standard payroll schedule. The Company may increase, but not decrease, the Base Salary at any time and from time to time during the term of employment.

4.2.	Bonus. In addition to Base Salary, the Executive shall be entitled to receive an annual cash bonus based on the performance of the Company and of the

Executive. The Executive’s target bonus shall be 100% of the Executive’s Base Salary but the Executive acknowledges that his actual bonus will vary depending upon the performance of the Company and the Executive. The actual bonus paid will be at the discretion of the Board of Directors. The Company may increase, but not decrease, the target bonus at any time and from time to time during the term of employment.

4.3.	Reimbursement. The Company shall pay or reimburse the Executive for all expenses incurred or paid by the Executive in the performance of his services hereunder upon presentation of expense statements or vouchers or such other supporting information as the Company may customarily require of its executives.

4.4.	Vacation Policy. The Executive shall be entitled to paid vacation in accordance with the vacation policy of the Company; provided, however, that the Executive shall be entitled to at least four weeks paid vacation during the first year of the term of employment and at least four weeks paid vacation for each successive year of the term of employment.

4.5.	Additional Equity. On the date hereof, Executive will be granted restricted stock units covering 5,000,000 shares of the Company’s common stock (the “RSUs”). In order to vest in the RSUs, there must be satisfied each of (i) a time-based requirement in respect of Executive’s service with the Company, and (ii) a liquidity event requirement, which must both occur prior to the expiration of the RSUs seven years from the date of grant. The time-based requirement may be satisfied by providing continuous services to the Company for a three-year period, with such requirement being satisfied with respect to 1/12th of the RSUs upon completion of each three-month period of continuous service after the date hereof; provided however that (i) in the event a Change in Control during Executive’s continuous service, the time-based requirement will be satisfied in full and (ii) in the event of a termination of this Agreement under the provisions of Section 7(a) or (b) below, the satisfaction of the time-based requirement will be determined by adding 18 months to Executive’s actual service. The liquidity event requirement may be satisfied upon either the occurrence of an initial public offering of the Company’s common stock, or a sale of the Company in which the Company’s stockholders receive cash or marketable securities.

4.6.	Vesting of Prior Share Issuances. The Company covenants and agrees that all prior securities issued to the Executive (including, without limitation, all stock awards, options, warrants and similar equity rights but excluding the RSUs granted under Section 4.5 above) are fully vested and, in the case of options and/or warrants, are fully exercisable without any restriction or limitation and shall remain exercisable through their original terms with all rights.

4.7.	Registration. The Company agrees that the Investors’ Rights Agreement to be entered into by the Company and its stockholders in the Series D Financing shall grant the Executive substantially similar registration rights in respect of all shares of common stock held by, or granted to, the Executive as those rights granted to the Company’s investors thereunder.

5.	Termination by the Company. The Company may terminate this Agreement if any one or more of the following shall occur:

5.1.	The Executive shall die during the term of employment provided, however, that the Executive’s legal representatives shall be eligible to receive benefits pursuant to the Company’s standard benefits plan.

5.2.	The Executive shall become physically or mentally disabled so that he is unable substantially to perform his services for (i) a period of 180 consecutive days, or (ii) for shorter periods aggregating 180 days during any twelve month period. Notwithstanding such disability the Company shall continue to receive pay if and as provided for by the Company’s standard benefits plan.

5.3.	The Executive acts in a manner that provides Cause for termination. For the purposes of this Agreement, the term “Cause” means (i) the willful failure by the Executive of his duties hereunder; provided such willful failure remains uncured for a period of 30 days after written notice describing same is given to the Executive, (ii) the conviction of the Executive of any felony involving moral turpitude, or (iii) any act of fraud or embezzlement involving the Company.

6.	Termination by the Executive. The Executive may terminate this Agreement on written notice to the Company if any one or more of the following shall occur (each an “Event of Termination”):

6.1.	the loss of any material duties or authority by the Executive and such loss continues for 30 days after such loss first occurs.

6.2.	a material breach of the terms of this Agreement by the Company and such breach continues uncured for 30 days after notice of such breach is first given; provided, however, it shall constitute an Event of Termination is such breach is for the payment of money and continues uncured for ten days after notice of such breach is given;

6.3.	the Company shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection.

6.4.	an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Company seeking reorganization, arrangement or readjustment of the Company’s debts or for any other relief under the Federal bankruptcy code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and shall remain undismissed or unstayed for a period of 30 days;

6.5.	a receiver, assignee, liquidator, trustee or similar officer for the Company or for all or any part of its property shall be appointed involuntarily;

6.6.	a material breach by the Company of any other material agreement with the Executive and such breach continues for 30 days after notice of such breach is first given; provided, however, it shall constitute an Event of Termination is such breach is for the payment of money and continues uncured for ten days after notice of such breach is given;

6.7.	a Change in Control (as defined in Section 8) occurs; provided that the Executive gives notice of termination within 90 days after such occurrence;

6.8.	The Executive is not the highest ranking executive officer of the Company with the power to appoint and remove all other employees of the Company; or

6.9.	The Executive may terminate this Agreement at any time, for any reason or no reason.

7.	Severance. If, (a) the Company terminates this Agreement without Cause or gives notice of nonrenewal pursuant to Section 1 or (b) the Executive terminates this Agreement pursuant to Section 6.1 though 6.8 (inclusive) then: (1) the Company shall pay the Executive, a lump sum cash payment (the “Severance Payment”) equal to the greater of (x) any remaining Base Salary payable during the term of employment in the term of employment and (y) an amount equal to the annual salary and maximum bonus for the current year of employment and (2) all stock options, Restricted Stock Units and stock awards (and similar equity rights) shall be subject to an accelerated vesting schedule, giving the Executive One and One Half Years (1.5 years) of additional employment credit (from the date of actual termination), and the vested portion of such stock options, Restricted Stock Units (with respect to the time-based requirement) and stock awards (and similar equity rights), taking such accelerated vesting schedule into account, shall become freely exercisable and free of all restrictions immediately prior to termination and remain freely exercisable through their original terms and free of all restrictions with all rights (other than with respect to the liquidity event requirement for vesting RSUs). In the event of termination of this Agreement by the Company by reason of the death or disability of the Executive the Company shall not be obligated to make the Severance Payment to the Executive if the Company provided the Executive at the time of such death or disability with both life insurance and disability insurance in amounts reasonably satisfactory to the Executive. After termination of employment for any reason other than death of the Executive, the Company shall continue to provide all benefits subject to COBRA at its expense for the maximum required COBRA period.

8.	Change in Control. If there is a Change in Control at any time during the Term of this Agreement, (I) the Executive shall be paid as a lump sum (at the time the Executive gives written notice to the Company of such election) an amount equal to the sum of (i) the current Base Salary plus (ii) the target bonus for the most recently completed full year of employment and (II) all stock options, Restricted Stock Units (with respect to the time-based requirement) and stock awards (and similar equity rights) shall immediately vest. As used herein “Change in Control” means the occurrence of any of the following events: (i) any corporation, person or other entity makes a tender or exchange offer for shares of the Company’s capital stock pursuant to which such corporation, person or other entity acquires 50% or more of the issues and outstanding shares of the Company’s capital stock; (ii) the stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or sell or otherwise dispose of substantially all of the Company’s assets; or (iii) any person within the meaning of Section 3(a)(9) or Section 13 (d)(3) of the Securities Exchange Act of 1934 acquires more than 50% of the Company’s issued and outstanding voting securities.

9.	Benefits. During the term of employment the Executive shall be eligible to participate in any 401(K), pension, profit-sharing, stock option, group insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions hereof at terms no less favorable than offered to any other executive of the Company. The Executive shall also be entitled to receive other benefits generally available to all executives of the Company at his level, to the extent that he is eligible therefor at terms no less favorable than offered to any other executive of the Company. Notwithstanding anything to the contrary in the VIOLIN MEMORY, INC. 2005 STOCK PLAN AND /OR NOTICE OF RESTRICTED STOCK UNIT AWARD, dated the date hereof, in the event of a consummation of a Change in Control of the Company, all stock, stock options, Restricted Stock Units (with respect to the time-based requirement), stock awards and similar equity rights granted to the Executive shall immediately vest and remain fully exercisable through their original term with all rights.

10.	Notices. All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by reputable overnight courier, prepaid, or mailed first-class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designated by notice in writing to the other in accordance herewith):.

(i)	If to the Company:

Violin Memory, Inc.

Attention:

(ii)	If to the Executive, to the address set forth on the records of the Company

11.	General.

11.1.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California.

11.2.	Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.3.	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

11.4.	Representations. The Company represents and warrants to the Executive that this Agreement is legal, valid and binding of the Company, enforceable in accordance with its terms, and that the Company is not a party to any agreement or understanding which would prevent the fulfillment by the Company of the terms of this Agreement. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or be liable for any alleged representation, promise or inducement not so set forth.

11.5.	Assignment. This Agreement and the Executive’s rights and obligations hereunder may not be assigned by the Executive. This Agreement will be binding on any successors or assigns of the Company.

11.6.	Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other terms or covenant contained in this Agreement.

11.7.	Beneficiaries. Whenever this Agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may designate in writing filed with the Company. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

11.8.	Validity; No Mitigation. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event of the termination of this Agreement by the Executive pursuant to Section 6, the Executive shall not be required to seek other employment in order to mitigate his damages hereunder, and, regardless of the period with respect to which paid, no compensation or other payments from any other employment, services or activity of the Executive shall be applied by the Company in reduction of or be payable or paid by the Company pursuant to this Agreement.

11.9.	Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law, against any and all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or any of any subsidiary or affiliate of the Company. The Company shall provide, at its expense, Directors and Officers insurance for the Executive in amounts reasonably satisfactory to the Executive. If the Executive institutes any legal action or arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, and the Executive prevails, he shall be entitled to recover from the Company any actual expenses for attorney’s fees and disbursements incurred by him. During the pendency of any litigation, arbitration or other proceeding the Company shall pay all attorneys’ fees, costs and expenses (including disbursements) as incurred by the Executive based upon, arising out of, or otherwise in respect of any dispute arising under or in any way related to this Agreement, subject to the Executive’s obligation to repay the same, without interest, if the Company prevails. If any payment or benefit made to or in respect of the Executive pursuant to this Section 11.9 becomes subject to any tax, the Company shall make a special payment to him sufficient, on an after-tax basis (taking into account federal, state and local taxes and related interest and penalties), to put him in the same position as would have been the case had no such taxes been applicable to any payments or benefits provided in this subsection.

11.10.	Excise Tax. If any payments made to or in respect of the Executive this Agreement, or otherwise in respect of his employment by the Company, become subject to the excise tax described in the Internal Revenue Code of 1986, as amended, section 4999 (or any successors thereto), the Company shall make a special payment to him sufficient, on an after tax basis (taking into account federal, state and local taxes and related interest and penalties), to put him in the same position as would have been the case had no such excise taxes been applicable to any payments or benefits provided in this Agreement or otherwise in respect of the Executive’s employment by the Company. In addition, to the extent that the Executive is deemed, as a result of the grant of RSUs under Section 4.5, to incur any taxable income prior to such time as the Executive is vested in the RSUs, the Company shall make a special payment to the Executive sufficient, on an after tax basis (taking into account federal, state and local taxes and related interest and penalties), to put him in the same position as would have been the case had no such taxable income been incurred prior to such vesting.

11.11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.12.	Proprietary Information and Inventions Agreement. Executive’s employment is conditioned upon Executive executing the Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

VIOLIN MEMORY, INC.

By:	/s/ Mark Rosenblatt
Name:	Mark Rosenblatt
Title:	Chairman

Agreed to and accepted as of

the date first above written

EXECUTIVE

/s/ Donald G. Basile
Name: Donald G. Basile

Exhibit A

Proprietary Information and Inventions Agreement